Exhibit 10.17

December 13, 2019

Mr. Ryan Spencer

Re: Appointment as Chief Executive Officer

On behalf of the Board of Directors (the “Board”) of Dynavax Technologies Corporation (the “Company”), I am pleased to confirm the terms of your appointment to the position of Chief Executive Officer (CEO), effective December 16, 2019, on the terms set forth in this letter agreement (the “Agreement”).

In your position as CEO of the Company, you will report to the Board. You will have those duties and responsibilities as customary for a CEO and as may be directed by the Board. You will be based in the Company’s corporate headquarters in Emeryville, California, and your position will entail business travel. On or promptly after the commencement of your service as CEO, the Company will use its best efforts to appoint you as a member of the Board. In the event of the termination of your employment for any reason (whether at your request or the Company’s request), or your removal from the position of CEO, you agree to promptly resign as a member of the Board, effective no later than such termination or removal date. During your employment with the Company, you will devote your full-time best efforts to the business of the Company.

Effective December 16, 2019, your annual base salary will be $515,000, less standard payroll deductions and tax withholdings. You will be paid your base salary on a semi-monthly basis, on the Company’s normal payroll schedule. You will continue your eligibility to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies).

The Board will review your base salary for potential modification on an annual basis, starting in 2021, provided that, the Board may not decrease your base salary except proportionately in connection with an across-the-board decrease of base salaries applicable to all senior executives of the Company.

Your annual incentive bonus target for the 2020 plan year will be sixty percent (60%) of your base salary, as determined within the discretion of the Board. The incentive bonus will be based upon performance of the Company within the discretion of the Board. Following the close of each calendar year, the Board will determine whether you have earned an incentive bonus, and the amount of any incentive bonus. Generally, incentive bonuses are paid in the first quarter of the following year. You must be an employee in good standing on the bonus payment date to be eligible to receive a bonus. Your annual incentive bonus is not guaranteed.

The Company will grant you a stock option under the Company’s 2018 Equity Incentive Plan (the “Equity Plan”) to purchase 400,000 shares of the Common Stock of the Company, with an exercise price equal to the fair market value of the Common Stock on the date of grant. This stock option is subject to all the terms and conditions set forth in the applicable award agreement and the Equity Plan. Your stock option grant of 400,000 shares of the Common Stock of the Company will vest as follows: one-third (1/3) % of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/36 of the Shares subject to the Option shall vest on the last day of each month, provided that vesting shall cease upon termination of your continuous service to the Company. In addition to the vesting schedules discussed above, the Options will be subject to accelerated vesting under certain circumstances as will be provided in an Amended Management Continuity and Severance Agreement (“MCSA”), further referenced below, that will be entered into between you and the Company.

2100 Powell Street, Suite 900, Emeryville, California 94608
Phone: 510-848-5100	Toll-Free: 877-848-5100	Fax: 510-848-1327	www.dynavax.com

You will be expected to continue to abide by Company rules and regulations, as well as the Dynavax Code of Business Conduct and Ethics, and the Company’s standard Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information.

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein, and with prior written disclosure to and consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities (including charitable activities) not expressly mentioned in this paragraph. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, you will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venture, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time with or without cause or prior notice.

By signing this letter, you represent that you are able to perform your job duties within these guidelines.

You will be eligible for certain severance benefits in connection with the termination of your employment under certain circumstances, as will be set forth in the above referenced MCSA.

This Agreement may be executed in counterparts which shall be deemed to be part of one original, and signatures transmitted by PDF file shall be equivalent to original signatures.

We are delighted to appoint you to this position. The Board looks forward to a productive and enjoyable work relationship.

Sincerely,

/s/ Peggy Phillips
Peggy Phillips
Director and Chair of the Compensation Committee

Reviewed, Understood, and Accepted:

/s/ Ryan Spencer
Ryan Spencer	December 13, 2019